Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-26125, on Form S-8 of our report dated March 17, 2022 relating to the financial statements of Telesat Corporation (the “Company”) appearing in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 17, 2022